August 15, 2001


     In February 2001, The Procter & Gamble Company and The Coca-Cola Company
(KO) announced plans to create a stand-alone enterprise to develop and market juices and salted snacks. Based on continuing discussions with KO, we anticipate that the nature and terms of any transaction that may result will differ materially from the transaction originally announced in February 2001.

     P&G's strategic objectives continue to be to maximize the potential of P&G's upstream healthy beverage technologies and products and to accelerate Pringles' growth through expanded distribution, marketing and merchandising support. The discussions with KO are intended to meet this objective. Specifically, the parties are presently discussing an opportunity to distribute Pringles through KO's bottler and distribution system and a new venture focused on the commercialization of healthy beverage technologies and products. Both companies will retain their established brands.

     Both parties intend to continue working together to complete a mutually beneficial transaction, subject to continuing successful negotiations. In the meantime, P&G continues to focus on building its global Sunny Delight and Pringles brands, and is pleased with the brands' strengthening business trends.

     P&G does not intend to update or revise these statements until a binding agreement is reached.